EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2014 First Quarter Results

STAMFORD, Conn., Feb. 5, 2014 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2014 first quarter, the three-month period ended December 31, 2013.

For the fiscal 2014 first quarter Star reported a slight increase in total revenue to $520.6 million, compared with revenue of $516.5 million in the prior-year period, as an increase in home heating oil and propane volume was somewhat reduced by lower home heating oil and propane selling prices, lower sales of other petroleum products, and a decrease in installation and service revenue. During the three months ended December 31, 2012 (the prior-year period), sales of other petroleum products, primarily motor fuels, and service and installation sales were favorably impacted by an increase in demand for these products resulting from the storm known as "Sandy."

Home heating oil and propane volume for the fiscal 2014 first quarter increased by 6.6 million gallons, or 6.8 percent, to 103.7 million gallons, as the impact of colder temperatures, the additional volume provided by acquisitions, and a return to more normal consumption patterns for customers impacted by Sandy during the prior year's comparable period more than offset the impact of net customer attrition and other factors affecting volume. Temperatures in Star's geographic areas of operation for the fiscal 2014 first quarter were 5.5 percent colder than during the fiscal 2013 first quarter but 1.9 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

During the fiscal 2014 first quarter, net income rose to $19.3 million, an increase of $9.5 million, due largely to a favorable change in the fair value of derivative instruments of $13.4 million.

Adjusted EBITDA increased to $35.8 million, up $4.9 million, as the impact of an increase in home heating oil and propane volume and higher home heating oil and propane per gallon margins more than offset the decline in net service profitability and lower gross profit from other petroleum products. During the three months ended December 31, 2012, the Partnership's home heating oil and propane volume was negatively impacted by Sandy, while net service and installation gross profit and gross profit from sales of other petroleum products was positively impacted.

"The first quarter of fiscal 2014 was a welcome return to more typical winter weather conditions than recent years, and Star Gas performed to our normal high expectations," said Steven J. Goldman, Star Gas Partners' Chief Executive Officer. "We expanded margins and saw net gains in our customer base, testament to both our marketing efforts and reputation for high quality service. We were also well prepared for the recent colder weather, including the polar vortex, that hit in the second fiscal quarter.

"In January we announced the execution of an agreement to acquire Griffith Energy Services, a great addition to Star, and restated and amended our credit facility with the same fifteen institutions that previously participated – increasing the facility by $100 million, to $450 million in season, and extending the maturity date. This gives the Partnership greater flexibility for working capital needs as we look to strengthen our footprint and expand our product portfolio. As always, we remain focused on taking the necessary steps to grow the company and increase long-term shareholder returns."

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;
  our operating performance and return on invested capital as compared to those of other companies in the retail distribution of refined petroleum products business, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies and each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, should not be considered in isolation and should be viewed in conjunction with measurements that are computed in accordance with GAAP.  Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a conference call and webcast tomorrow, February 6, 2014, at 11:00 a.m. (EST).  The conference call dial-in number is 888-335-0893 or 970-315-0470 (for international callers).  A webcast is also available at www.star-gas.com/events.cfm and at www.vcall.com

About Star Gas Partners, L.P.

Star Gas Partners, L.P. is the nation's largest retail distributor of home heating oil, based upon sales volume, operating throughout the Northeast and Mid-Atlantic.  Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

Forward-Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products that we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology.  All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements.  Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties.  These risks and uncertainties include, but are not limited to, those set forth under the heading  "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2013 and under the heading  "Risk Factors" in our Quarterly Report on Form 10-Q (the "Form 10-Q") for the fiscal Quarter ended December 31, 2013. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-Q and Form 10-K.  All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
(in thousands)	2013	2013
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 83,234	$ 85,057
Receivables, net of allowance of $8,034 and $7,928, respectively	202,814	96,124
Inventories	84,290	68,150
Fair asset value of derivative instruments	3,258	646
Current deferred tax assets, net	24,222	32,447
Prepaid expenses and other current assets	25,152	23,456
Total current assets	422,970	305,880

Property and equipment, net	51,821	51,323
Goodwill	201,130	201,130
Intangibles, net	64,481	66,790
Deferred charges and other assets, net	7,162	7,381
Total assets	$ 747,564	$ 632,504

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$ 39,477	$ 18,681
Revolving credit facility borrowings	100,348	--
Fair liability value of derivative instruments	1,037	3,999
Accrued expenses and other current liabilities	87,368	87,142
Unearned service contract revenue	49,626	40,608
Customer credit balances	50,078	70,196
Total current liabilities	327,934	220,626

Long-term debt	124,487	124,460
Long-term deferred tax liabilities, net	14,616	19,292
Other long-term liabilities	7,757	8,845

Partners' capital
Common unitholders	295,427	282,289
General partner	42	3
Accumulated other comprehensive loss, net of taxes	(22,699)	(23,011)
Total partners' capital	272,770	259,281
Total liabilities and partners' capital	$ 747,564	$ 632,504

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	December 31,
(in thousands, except per unit data - unaudited)	2013	2012

Sales:
Product	$ 463,387	$ 454,470
Installations and service	57,223	62,055
Total sales	520,610	516,525
Cost and expenses:
Cost of product	358,577	356,613
Cost of installations and service	53,443	57,221
(Increase) decrease in the fair value of derivative instruments	(5,458)	7,965
Delivery and branch expenses	68,400	68,387
Depreciation and amortization expenses	4,359	4,358
General and administrative expenses	5,406	4,491
Finance charge income	(1,004)	(1,088)
Operating income	36,887	18,578
Interest expense, net	(3,623)	(3,417)
Amortization of debt issuance costs	(421)	(492)
Income before income taxes	32,843	14,669
Income tax expense	13,555	4,917
Net income	$ 19,288	$ 9,752
General Partner's interest in net income	109	53
Limited Partners' interest in net income	$ 19,179	$ 9,699

Per unit data (Basic and Diluted):
Net income available to limited partners	$ 0.33	$ 0.16
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	0.04	0.01
Limited Partner's interest in net income under FASB ASC 260-10-45-60	$ 0.29	$ 0.15

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	57,511	60,556

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended December 31,
(in thousands)	2013	2012

Net income	$ 19,288	$ 9,752
Plus:
Income tax expense	13,555	4,917
Amortization of debt issuance cost	421	492
Interest expense, net	3,623	3,417
Depreciation and amortization	4,359	4,358
EBITDA(a)	41,246	22,936
(Increase) / decrease in the fair value of derivative instruments	(5,458)	7,965
Adjusted EBITDA(a)	35,788	30,901

Add / (subtract)
Income tax expense	(13,555)	(4,917)
Interest expense, net	(3,623)	(3,417)
Provision for losses on accounts receivable	796	1,763
Increase in accounts receivables	(107,604)	(106,395)
Increase in inventories	(16,140)	(35,683)
Decrease in customer credit balances	(20,119)	(22,603)
Change in deferred taxes	3,332	864
Change in other operating assets and liabilities	27,986	18,905
Net cash used in operating activities	$ (93,139)	$ (120,582)
Net cash used in investing activities	$ (2,921)	$ (832)
Net cash provided by financing activities	$ 94,237	$ 27,639
Home heating oil and propane gallons sold	103,700	97,100

(a) Fiscal year 2013 operating income, EBITDA and Adjusted EBITDA have been revised to reflect the reclassification of finance charge income from interest expense, net.
CONTACT: Star Gas Partners
         Investor Relations
         203/328-7310

         Chris Witty
         Darrow Associates
         646/438-9385 or cwitty@darrowir.com